Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of AllianzGI Convertible & Income 2024 Target Term Fund of our report dated May 18, 2017 relating to the financial statement which appears in such Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

New York, New York

June 26, 2017